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                                                                  EXHIBIT (d)(2)

                           CONFIDENTIALITY AGREEMENT




This Agreement is made as of the 2nd day of August, 2000 ("Effective Date"), by and between JPS PACKAGING COMPANY ("JPS"), with principal offices at 4200 Somerset Drive, Suite 208, Praire Village, KS 66208, and PECHINEY PLASTIC PACKAGING, INC. ("PPPI"), with principal offices at 8770 W. Bryn Mawr Avenue, Chicago, Illinois 60631 USA. The terms JPS and PPPI shall be deemed to include their respective subsidiaries and affiliated companies.

1.   RECITALS

     a) JPS and PPPI are interested in conducting evaluations, discussions and negotiations for the purpose of determining the feasibility of PPPI acquiring JPS (the "Project").

     b) As part of such Project it may be necessary for JPS and PPPI to disclose to each other certain information which the parties consider to be proprietary, confidential and of value regarding their businesses and related products, manufacturing processes, sales, customers and marketing strategies.

     c) The information being disclosed by each party is hereinafter collectively referred to as "Confidential Information." The term "Confidential Information" shall refer to both Business Information and Technical Information. The term "Business Information" shall be deemed to include information concerning the company's books, records, information, computer records, employees, suppliers and customers. The term "Technical Information" may include, by way of example but without limitation, trade secrets, research and development objectives, product ideas and developments, data, designs, sketches, photographs, drawings, reports, formulas, test methods, product composition, process conditions, know-how, product and/or manufacturing specifications, product or samples, studies, findings, inventions, and ideas.

     d) The selection and amount of Confidential Information shall be at the discretion of the party disclosing Confidential Information ("Disclosing Party"). The party receiving Confidential Information under this Agreement is termed the "Receiving Party."

     e) Confidential Information will be conveyed to the other party orally, in writing or other tangible form, by visits to facilities or through samples, provided that written disclosures are stamped "CONFIDENTIAL" and oral disclosures are confirmed in writing as confidential within ten days of the actual disclosure. All information obtained by visits to facilities will be considered as confidential.

2.   EXCHANGE OF INFORMATION

     The parties hereby agree that they will exchange their Confidential Information and that:

     a) the Receiving Party will maintain the confidentiality of such Confidential Information, will not disclose it to others and will use it only for the Project described above; and

     b) the Receiving Party will restrict the disclosure, dissemination or other communication of the Confidential Information solely to such of the Receiving Party's employees, agents and advisors who need to know the Confidential Information and who are informed of the strict confidential nature of the Confidential Information and who agree in writing to be bound by the terms of this Agreement; and
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     c)  each party will take steps to minimize the dissemination or copying of such Confidential Information except to the extent that it is necessary to carry out the Project described above.

3.   EXCEPTIONS

     The obligations set forth above shall not apply when, and to the extent that, such specific Confidential Information as a whole:

     a) is already in the Receiving Party's possession as of the date hereof and was not acquired directly from the Disclosing Party; or

     b) at the time of disclosure or thereafter becomes rightfully available to the Receiving Party from a third party without secrecy restriction and who has obtained the Confidential Information through no fault of the Receiving Party; or

     c) at the time of disclosure is generally available to the public as evidenced by generally available documents or publications through no fault of the Receiving Party; or

     d) can be demonstrated to have been independently developed by the Receiving Party; or

     e) is required to be disclosed, based on the good faith opinion of the Receiving Party's counsel, pursuant to a lawful court order or government mandate but, in such event, the Receiving Party shall notify the Disclosing Party which shall use its commercially reasonable efforts to maintain the confidentiality of the Confidential Information by means of a protective order or other similar protection.

4.   TERM OF AGREEMENT

     This Agreement shall commence on the Effective Date and shall continue in effect for a period of one (1) year, unless terminated at any time by either Party upon 30 days' written notice to the other Party. In such event, the obligations of this Agreement shall continue with respect to any disclosures made prior to such termination.

5.   DURATION OF CONFIDENTIALITY OBLIGATION

     The confidentiality obligations of the parties shall remain in full force and effect for a period of three (3) years from the date of expiration of this Agreement. Except for the obligation of confidentiality as set forth herein, neither party shall have any obligation other than to indicate whether or not it is interested in entering into a further agreement concerning the Confidential Information.

6.   RETURN OF INFORMATION

     At the termination of this Project all tangible evidence of the Confidential Information furnished to the Receiving Party by the Disclosing Party shall be returned to the Disclosing Party or, at the option of the Disclosing Party, shall be destroyed and the Receiving Party shall certify to such destruction.

7.   PUBLICITY

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     Neither party shall disclose the existence or contents of this Agreement to any third party without the prior written consent of the other party. Further, both parties agree not to disclose the nature or content of their discussions which are the subject of the Project.

8.   INVALIDITY

     In the event any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, it shall be separated from the others and shall not affect the validity of the other provisions so long as the general intent of this Agreement can be fulfilled.

9.   GOVERNING LAW

     In the event of a dispute concerning the validity or interpretation of this Agreement, the parties agree that the internal laws of the State of Illinois, other than its conflicts of law rules, shall govern.


IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first set forth above.


PECHINEY PLASTIC PACKAGING, INC.           JPS PACKAGING COMPANY



By:___________________________               By:___________________________
   Ilene Gordon                                 Leo Benatar
   President                                    Chairman of the Board

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